Exhibit 99.2

Employee FAQ

1.	What was announced?

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Forma has agreed to be acquired by Novo Nordisk, a global healthcare company whose purpose is to drive change to defeat diabetes and other serious chronic diseases such as obesity and rare blood and endocrine disorders.

•	This is an important milestone for our company that we believe will enable us to bring etavopivat to people around the world more quickly than we could on our own.

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Under the terms of the agreement, Novo Nordisk will commence a tender offer to acquire all outstanding shares of Forma Therapeutics common stock for $20 per share in cash. This represents a total equity value of $1.1 billion and a premium of 92% to Forma’s volume-weighted average price per share over the past 30 days ended August 31, 2022.

•	Our Board of Directors has unanimously recommended that our shareholders accept this offer.

2.	Who is Novo Nordisk?

•	Novo Nordisk is a leading global healthcare company focused on defeating serious chronic diseases, including rare blood disorders.

•	The company was founded in 1923, has approximately 51,000 employees across 80 countries and markets products in around 170 countries.

•	Importantly, Novo Nordisk has a strong track record of leadership in hemophilia and other rare and orphan diseases, as well as expertise in sickle cell disease.

•	Novo Nordisk has the resources and infrastructure that we believe will support bringing etavopivat to people around the world more quickly than we could on our own.

3.	Why does this transaction make sense for Forma Therapeutics?

•	Novo Nordisk values the patient community as much as we do and is committed to advancing care for people living with sickle cell and other serious hematologic diseases.

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We have known the team at Novo Nordisk for a long time and were drawn to them because of the company’s strong track record of leadership in rare and orphan diseases, including in hemophilia, and its expertise in sickle cell disease.

•	Moreover, Novo Nordisk has the resources and infrastructure that we believe will support bringing etavopivat to people around the world more quickly than we could on our own.

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From our many meetings and conversations with the Novo Nordisk team, it is clear that they share our values and purpose to transform the lives of patients. We are confident they will care for our pipeline and patients as much as we do, and that Novo Nordisk is the right company to carry our work forward.

•	This transaction is a testament to your incredible work and validates what everyone at Forma has achieved. I am proud of what we have built together, and I hope that you are too.

4.	Why is now the right time for this transaction?

•	We are proud of all that our team has accomplished to serve the patient community and advance care for people living with sickle cell disease.

•	We are confident that this transaction is the best path forward for our company and shareholders and will enable us to bring etavopivat to patients even faster than we could have done on our own.

•	Novo Nordisk has a strong track record of leadership in rare and orphan diseases, and expertise in sickle cell disease, and we are confident that it is the right company to carry our work forward.

5.	What is a tender offer? What are the next steps in this process? Should I tender my shares? How do I do that?

•	A “tender offer” is a public bid for shareholders to sell their stock.

•	All Forma shareholders will be given an opportunity to “tender,” or sell, their stock for $20 per share within a specified timeframe.

•	Along with Forma’s other shareholders, employee shareholders will receive information regarding the terms of the tender offer and instructions on how to tender their shares.

•	The closing of the tender offer is subject to the tender of shares representing a majority of Forma’s outstanding shares, receipt of applicable regulatory approvals and other customary conditions.

6.	When is the transaction expected to close?

•	We expect the transaction to close in the fourth quarter of 2022, subject to the completion of the tender offer and the receipt of applicable regulatory approvals and other customary conditions.

•	While we don’t yet have a specific date, we will keep you informed as we make progress toward the closing.

7.	What does this announcement mean for employees?

•	Until the transaction closes, Forma and Novo Nordisk remain separate companies, we will continue to operate as such, and our important work continues.

•	We are working closely with Novo Nordisk on how best to integrate our work and our teams and any changes of this will be communicated as soon as possible and before closing.

•	Novo Nordisk is committed to keeping the momentum in our etavopivat and olutasidenib programs.

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We don’t expect any changes to the terms and conditions of your employment between now and then as a result of the transaction. That being said, duties and responsibilities may vary in light of the pending transaction.

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At Forma, we embrace our Guiding Principle of “people are why we succeed,” so the ELT has worked diligently to ensure we take care of our employees in connection with this transition and we are committed to being transparent and treating everyone with respect.

•	In the meantime, we are counting on everyone to remain focused on our purpose – it’s important for us and it’s important for patients.

•	This is a critical time for our company, and we must continue executing on our daily responsibilities.

8.	What should employees expect between now and closing?

•	It’s important to keep in mind that until the transaction closes, Forma and Novo Nordisk remain separate companies, we will continue to operate as such, and our work important work continues.

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While we don’t expect any changes to the terms and conditions of your employment between now and closing, duties and responsibilities may vary in light of the pending transaction. We will also continue working with our consultants and contractors as usual.

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We will be participating in integration planning work with Novo Nordisk to determine how to bring our companies together and will continue to keep you informed about progress and plans as they develop.

•	In the meantime, we are counting on everyone to remain focused on our purpose – it’s important for us and it’s important for patients.

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We have very important activities and FDA interactions upcoming on olutasidenib and we believe an approval could come by the end of the year – and it is vital that we stay focused on achieving this goal.

•	Additionally, we have some important early research efforts focused on our heme program and red blood cell health, and those must continue forward as well.

9.	What should I say to partners or others who ask me about this transaction?

•	You can tell them that Novo Nordisk values the patient community as much as we do and is committed to advancing care for people living with sickle cell disease and other serious hematologic diseases.

•	You can also remind them that until the transaction closes, Forma remains an independent company and we are continuing to work with them and support them as usual.

•	You can also let them know that we are focused on ensuring a smooth transition for them and will be in touch as we move toward the closing.

10.	Am I allowed to post about this transaction on my social media accounts, such as LinkedIn?

•	You may share Forma’s social posts from our official channels, but please do not add any commentary or share your own opinions.

•	Because of the nature of the transaction, only authorized leaders at Forma are permitted to discuss this news publicly, including on social media.

11.	How many employees will be retained by Novo Nordisk following the close of the transaction? When will I know if I am one of those people?

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It’s important to keep in mind that until the transaction closes, Forma and Novo Nordisk remain separate companies and we will continue to operate as such. This means that all current Forma employees remain employees of Forma, and our important work continues.

•	We have only just announced this transaction and there are many details yet to be worked out.

•	We are working closely with Novo Nordisk on how best to integrate our work and our teams and any changes of this nature will be communicated as soon as possible and before closing.

•	Novo Nordisk is committed to keeping the momentum in our etavopivat and olutasidenib programs.

•	For many there will also be an opportunity to join one of Novo Nordisk’s career opportunities locally or globally.

•	We are working closely with Novo Nordisk on the transition details and will communicate more information as soon as possible.

•	We are committed to being transparent and treating everyone with respect.

12.	What kind of severance will I receive if I’m let go at closing? Will it be paid in a lump sum?

•	At Forma, we embrace our Guiding Principle of “people are why we succeed,” so the ELT has worked diligently to ensure we are taking care of our employees.

•	We have a competitive severance policy in place, with severance packages determined by level and years of service.

•	We intend to apply our competitive severance packages across all employees who might be terminated by Forma on or prior to the closing date without cause.

•	In terms of next steps, HR will provide the details of your potential severance package to you in the coming weeks, including financial details and benefits information.

13.	What will happen to my outstanding equity awards?

•	All unvested restricted stock units (RSUs) outstanding, and, if applicable, unexercised equity awards you hold, both vested and unvested, will accelerate and vest at the time the deal closes.

•	They will automatically be converted into the right to receive cash ($20 per share) for each share of Forma common stock you own (minus any applicable exercise price).

•	This cash payment will be paid to you by Novo Nordisk or Forma as soon as practical after the transaction closes, through your current payroll deposit method, subject to applicable withholding taxes.

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Please note that if you leave the company prior to the closing date, your unvested RSUs and equity awards will no longer be outstanding as of the closing date and instead will be forfeited (or, if restricted stock, repurchased) as of your termination date.

•	In the near future, HR will be sharing the estimated equity value with each employee.

Cautionary Note Regarding Forward-Looking Statements

This communication relates to Novo Nordisk A/S (“Novo Nordisk”), Forma Therapeutics Holdings, Inc. (“Forma”) and the acquisition of Forma by Novo Nordisk and includes express or implied forward-looking statements about the proposed acquisition of Forma by Novo Nordisk, etavopivat, its therapeutic benefits and its regulatory development pathway, and the operations of the combined company that involve risks and uncertainties relating to future events and the future performance of Novo Nordisk and Forma. Actual events or results may differ materially from these forward-looking statements. Words such as “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target,” variations of such words, and similar expressions are intended to identify such forward-looking statements, although not all forward-looking statements contain these identifying words. Examples of such forward-looking statements include, but are not limited to, express or implied: statements regarding the business combination and related matters, closing conditions, prospective performance and opportunities, post-closing operations and the outlook for the companies’ businesses; statements of targets, plans, objectives or goals for future operations, including those related to Novo Nordisk’s and Forma’s products, product research, product development, product introductions and product approvals as well as cooperation in relation thereto; statements containing projections of or targets for revenues, costs, income (or loss), earnings per share, capital expenditures, dividends, capital structure, net financials and other financial measures; statements regarding future economic performance, future actions and outcome of contingencies such as legal proceedings; and statements regarding the assumptions underlying or relating to such statements.

These statements are based on current plans, estimates and projections. By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific. A number of important factors, including those described in this communication, could cause actual results to differ materially from those contemplated in any forward-looking statements. Factors that may affect future results and may cause these forward-looking statements to be inaccurate include, without limitation: uncertainties as to the timing of the tender offer and merger; uncertainties as to how many of Forma’s stockholders will tender their stock in the offer; the possibility that competing offers will be made; the possibility that various closing conditions for the proposed transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay, or refuse to grant approval for the consummation of the transaction (or only grant approval subject to adverse conditions or limitations); the difficulty of predicting the timing or outcome of regulatory approvals or actions, if any; the possibility that the proposed transaction may not be completed in the time frame expected by Novo Nordisk and Forma, or at all; failure to realize the anticipated benefits of the proposed transaction in the time frame expected, or at all; the effects of the proposed transaction on relationships with employees, other business partners or governmental entities; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transaction; significant or unexpected costs, charges or expenses resulting from the proposed transaction; negative effects of this announcement or the consummation of the proposed acquisition on the market price of Novo Nordisk’s or Forma’s common stock and/or Novo Nordisk’s or Forma’s operating results; unknown liabilities; the risk of litigation and/or regulatory actions related to the proposed acquisition; global as well as local political and economic conditions, including interest rate and currency exchange rate fluctuations; delay or failure of projects related to research and/or development; unplanned loss of patents; interruptions of supplies and production, product recalls, unexpected contract breaches or terminations; government-mandated or market-driven price decreases for Novo Nordisk’s or Forma’s products; introduction of competing products; reliance on information technology; Novo Nordisk’s or Forma’s ability to successfully market current and new products; Novo Nordisk’s, Forma’s, and their collaborators’ ability to continue to conduct research and clinical programs; exposure to product liability and legal proceedings and investigations; changes in governmental laws and related interpretation thereof, including on reimbursement, intellectual property protection and regulatory controls on testing, approval, manufacturing and marketing; perceived or actual failure to adhere to ethical marketing practices; investments in and divestitures of domestic and foreign companies; unexpected growth in costs and expenses; failure to recruit and retain the right employees; failure to maintain a culture of compliance; and epidemics, pandemics or other public health crises and their impact on Novo Nordisk’s and Forma’s respective businesses, operations, supply chain, patient enrollment and retention, clinical trials, strategy, goals and anticipated milestones. A more complete description of these and other material risks can be found in Novo Nordisk’s and Forma’s filings with the SEC, including annual reports on Form 20-F and Form 10-K, as applicable, for the year ended December 31, 2021 and other documents that may be filed from time to time with the U.S. Securities and Exchange Commission (the “SEC”), as well as, the Schedule TO and related tender offer documents to be filed by Novo Nordisk and its indirect wholly owned subsidiary, NNUS New Dev, Inc. (“Purchaser”), and the Schedule 14D-9 to be filed by Forma.

Any forward-looking statements speak only as of the date of this communication and are made based on the current beliefs and judgments of Novo Nordisk’s and Forma’s management, and the reader is cautioned not to rely on any forward-looking statements made by Novo Nordisk or Forma. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Unless required by law, neither Novo Nordisk nor Forma is under no duty and undertakes no obligation to update or revise any forward-looking statement after the distribution of this document, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

The tender offer referenced in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities of Forma, nor is it a substitute for the tender offer materials that Forma, Novo Nordisk or Purchaser will file with the SEC. The solicitation and offer to buy Forma stock will only be made pursuant to an Offer to Purchase and related tender offer materials that Novo Nordisk intends to file with the SEC. At the time the tender offer is commenced, Novo Nordisk and Purchaser will file a Tender Offer Statement on Schedule TO and thereafter Forma will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. FORMA’S STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ CAREFULLY THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 BECAUSE THEY WILL EACH CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF FORMA SECURITIES AND OTHER INVESTORS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING WITH RESPECT TO THE TENDER OFFER. The Offer to Purchase, the related Letter of Transmittal, certain other tender offer documents, as well as the Solicitation/Recommendation Statement will be made available to all stockholders of Forma at no expense to them and will also be made available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting either Novo Nordisk or Forma. Copies of the documents filed with the SEC by Forma will be available free of charge on Forma’s website at https://ir.formatherapeutics.com or by contacting Forma’s Investor Relations Department at 617-679-1970. Copies of the documents filed with the SEC by Novo Nordisk will be available free of charge on Novo Nordisk’s website at https://novonordisk.com/investors or by contacting Novo Nordisk’s Investor Relations Department at +45 4444 8888.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Forma files annual, quarterly and current reports and other information with the SEC and Novo Nordisk files annual reports, reports of foreign issuers and other information with the SEC. You may read and copy any reports or other information filed by Novo Nordisk or Forma at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Novo Nordisk’s and Forma’s filings with the SEC are also available for free to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.